EXHIBIT 99.1

PLIANT CORPORATION RECEIVES COMMITMENT

FOR NEW $140 MILLION REVOLVING CREDIT FACILITY

SCHAUMBURG, ILLINOIS (NOVEMBER 14, 2005) - Pliant Corporation announced today that it has received a commitment letter from GE Commercial Finance and Morgan Stanley Senior Funding, Inc. relating to a proposed $140 million revolving credit facility that, if negotiations and documentation are successfully completed, would replace Pliant’s existing $105 million revolving credit facility. Pliant’s management is working actively to complete negotiations and documentation of the new facility and to satisfy all closing conditions.

Harold Bevis, President and CEO said, “We are very pleased to have received this financing commitment from GE and Morgan Stanley, which we view as a strong vote of confidence in our business plan and our management team’s ability to execute that plan. This new financing commitment enhances our financial flexibility. This is an important step forward with regards to implementing an appropriate capital structure for Pliant.”

Because of this ongoing material development, Pliant will announce its financial results for the third quarter and file its 10-Q report for that period by Monday, November 21, 2005.

The conference call scheduled to discuss the Company’s Third Quarter 2005 operating results and to answer questions about the business has been rescheduled from 2:00 p.m. Eastern Standard Time on Monday, November 14, 2005 to 2:00pm Eastern Standard Time on Monday, November 21, 2005.

Participants in the United States can access the conference call by calling 888-677-5724, using the access code Pliant, or internationally by calling 210-234-0003 and using the same access code (Pliant). Participants are encouraged to dial-in at least ten minutes prior to the start of the teleconference.

ABOUT PLIANT

Pliant Corporation is a leading producer of value-added film and flexible packaging products for personal care, medical, food, industrial and agricultural markets. The Company operates 23 manufacturing and research and development facilities around the world, and employs approximately 2900 people.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the company’s plans, beliefs, estimates and expectations. Actual results may differ from these forward-looking statements due to numerous factors beyond our control.  Those factors include, but are not limited to, our ability to timely complete negotiations and documentation of the proposed revolving credit facility and satisfy all closing conditions, as well as other factors discussed in more detail in our Annual Report on Form 10-K for 2004 and in subsequent filings with the Securities and Exchange Commission.  Any forward-looking statements should be considered in light of these factors.

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CONTACT

Joe Kwederis

Chief Financial Officer

E-MAIL: JOE.KWEDERIS@PLIANTCORP.COM

Voice: 847.407.5117

Company Web Site: WWW.PLIANTCORP.COM